Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated: July 6, 2021

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into by and among Model Meals LLC (“Company”), a California limited liability company, the members of the Company described on the signature page (each a “Seller” and collectively the “Sellers”), Model Meals Acquisition Corp. (“Buyer”), a Nevada corporation, and Home Bistro, Inc. (the “Parent,” and together with Buyer, the “Buyer Parties”), a Nevada corporation.

RECITALS

WHEREAS, the Sellers now own exactly one hundred percent (100%) of the membership interests of the Company (the “Membership Interests”);

WHEREAS, the Parent, through Buyer, desires to acquire the Company through a reverse triangular merger in which Buyer, a wholly owned subsidiary of Parent, will be merged with and into the Company, with the Company as the surviving entity (the “Merger”);

WHEREAS, for US federal income tax purposes, the parties intend that (i) the Merger qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement constitutes a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the parties hereto desire to complete the Membership Interest Purchase upon the terms and conditions hereinafter stated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is agreed as follows:

AGREEMENT

1. Merger.

a. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 17710.16 of the California Revised Uniform Limited Liability Company Act (the “California LLC Act”) and Chapter 92A of the Nevada Revised Statutes (the “Nevada Merger Statute”, at the Effective Time (as defined herein), (a) Buyer will merge with and into the Company, and (b) the separate corporate existence of Buyer will cease and the Company will continue its limited liability company existence under the California LLC Act as the surviving limited liability company in the Merger (sometimes referred to herein as the “Surviving Entity”). The effects and consequences of the Merger shall be as set forth in this Agreement, the California LLC Act and the Nevada Merger Statute.

b. Effective Time. The closing of the Merger (the “Closing”) will take place remotely by exchange of documents and signatures (or their electronic counterparts) on the date of this Agreement (the “Closing Date”). On the Closing Date, the parties shall duly prepare, execute and file (i) a Certificate of Merger (the “California Certificate of Merger”) complying with Article 10 of the California LLC Act with the Secretary of State of the State of California, and (ii) Articles of Merger (the “Nevada Articles of Merger”) complying with the Nevada Merger Statute with the Secretary of State of the State of Nevada, with respect to the Merger. The Merger shall become effective upon the filing of the California Certificate of Merger (the “Effective Time”).

c. Effects of Merger. The Merger shall have the effects set forth in the California LLC Act and Nevada Merger Statute, including without limitation Section 17710.16 of the California LLC Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Buyer shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Entity.

d. Governing Documents. At the Effective Time, (a) the Articles of Organization of Company as in effect immediately prior to the Effective Time shall be the Article of Organization of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable law, and (b) the Operating Agreement of Company dated November 9, 2017, which is in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Entity until thereafter amended in accordance with the terms thereof, the Articles of Organization of the Surviving Entity or as provided by applicable law.

e. Managers. The directors of the Buyer immediately prior to the Effective Time shall, from and after the Effective Time, be the managers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the governing documents of the Surviving Entity.

f. Conversion of Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Sellers, the Company, Buyer or Parent, (i) the Membership Interests of the Company shall be converted into the right to receive the Merger Consideration, as set forth in Section 2 below, (ii) the capital stock of Buyer issued and outstanding immediately prior to the Effective Time will be converted into and become 100% of the outstanding membership interests of the Surviving Entity such that Parent shall own one hundred percent (100%) of the Surviving Entity after the Effective Time.

2. Merger Consideration.

a. The consideration owed to Sellers as a result of the Merger shall be valued at exactly Two Million Sixty Thousand Dollars ($2,060,000.00) (the “Merger Consideration”) and will be paid as follows:

i.	At Closing, Buyer shall deliver, via wire transfer, exactly Sixty Thousand Dollars ($60,000.00) to the Sellers, per their instructions, to be paid pro rata based upon the ownership of the Company; and

ii.	At Closing, the Parent shall issue to the Sellers, on a pro rata basis, a number of shares of common stock of the Parent equal to Two Million Dollars ($2,000,000) divided by the 30-day volume weighted average price (“VWAP”) immediately prior to Closing (the “Purchase Shares”), which Purchase Share numbers are set forth on the signature page hereto.

b. Buyer further understands and agrees that any outstanding liabilities of the Company will remain on the books of the Surviving Entity, and that in the event that the change in control of the Company triggers an acceleration or breach of any underlying terms of a debt agreement, the Parent shall satisfy the remedy requirements of the breach as provided in the existing underlying debt agreement at Closing or after the Effective Time. The Sellers will use commercially reasonable efforts to obtain consent to assignment of the Company’s outstanding SBA loan, having a balance of approximately One Hundred Forty-Nine Thousand dollars ($149,000.00) (the “SBA Loan”). However, if consent is not received prior to Closing, the Buyer Parties hereby agree to indemnify the Sellers for any claim or action brought by the SBA derived from the deficiency of the SBA’s consent. The Company’s two (2) outstanding PPP loans have been forgiven. The Company’s PayPal Working Capital Loan has been paid in full.

3. Restrictions on Transfer; Legends. Any Purchase Shares or Spracklen Shares (as defined herein) will not be transferable except (a) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or (b) upon receipt by Parent of a written opinion of counsel reasonably satisfactory to Parent that is knowledgeable in securities laws matters to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws, and such transfer shall be subject to the terms and conditions of the Lock Up Leak Out Agreement, attached hereto as Exhibit A. Restrictive legends must be placed on all certificates representing Purchase Shares, substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED FOR VALUE UNLESS THEY ARE REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT, OR OTHERWISE SATISFIES ITSELF, THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

“THE SALE, ASSIGNMENT, GIFT, BEQUEST, TRANSFER, DISTRIBUTION, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND MAY BE MADE ONLY IN ACCORDANCE WITH THE TERMS OF A LOCK-UP AND LEAK-OUT AGREEMENT, A COPY OF WHICH MAY BE EXAMINED AT THE OFFICE OF THE CORPORATION.”

4. Retention of Executives and Employees. As additional consideration, Buyer hereby agrees to provide the following compensation through such employment agreements that the Buyer and Sellers mutually agree:

a.	Danika Brysha (“Brysha”) shall be appointed Chief Executive Officer of the Company for which Brysha shall receive a salary of Eighty-Five Thousand Dollars ($85,000) per year. Brysha shall also be provided one (1) weekly meal package at no cost to Brysha.

b.	Camille May (“May”) shall be appointed Chief Financial Officer of the Company for which May shall receive a salary of Eighty-Five Thousand Dollars ($85,000) per year. May shall also be provided one (1) weekly meal package at no cost to May.

c.	The employment agreements between Brysha and the Company, and May and the Company (collectively, the “Employment Agreements”) shall contain terms for the payment of performance-based bonuses to be paid in such form and time as described in each respective employment agreement.

d.	Nathan Spracklen (“Spracklen”) shall be engaged as an employee of the Company and receive Sixty Thousand Dollars ($60,000) in restricted common stock of the Parent, the quantity of which shall be determined by the thirty (30) day VWAP immediately prior to Closing (the “Spracklen Shares”). The Spracklen shares shall vest in entirety on the one-year anniversary of the date the Closing.

5. Reorganization. The transaction contemplated herein is intended to comply with Code § 368(a)(2)(E), and the parties shall take such actions as shall be reasonably necessary to facilitate such intentions. If it is determined either by the parties or the Internal Revenue Service that any clause or portion of this Agreement otherwise would hinder the applicability of Code § 368(a)(2)(E) to the overall transaction, such clause and/or portion shall be deemed void, so long as in doing so, the material terms and conditions of the Agreement remain in full force.

6. Reserved.

7. Representations and Warranties of Sellers. Except as set forth in the corresponding sections of the disclosure schedules attached hereto as Exhibit B, which are incorporated herein by reference, each Seller, severally and not jointly, represents and warrants to Buyer Parties as follows, with those representations and warranties described in Sections 7(a), 7(b), 7(c)(i), 7(f) and 7(g) shall be defined as “Fundamental” for determining indemnification limitations in accordance with Section 16. For purposes of this Agreement, any reference to “knowledge” means, when used with respect to the Company or Sellers, the actual knowledge of Brysha and/or May.

a. Organization of Company. Company is a limited liability company duly organized, validly existing and in good standing under the laws of California; has the limited liability company power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign limited liability company in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Company, or on the ability of the Company to consummate the transactions contemplated by this Agreement; it being understood, however, that Company’s continuing incurrence of losses, as long as such losses are in the ordinary course of business shall not, alone, be deemed to be a Company Material Adverse Effect. Except as disclosed on Schedule 7(a), Company has no subsidiaries. Company has delivered or made available to Parent a true and correct copy of the articles of organization and operating agreement of Company, each as amended to date (the “Company Charter Documents”), and each such instrument is in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents.

b. Company Capital Structure.

i. The membership interests of Company (the “Company Membership Interests”) as of the date hereof are set forth on Schedule 7(b)(i). All Company Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights, and are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, Encumbrance, or charge of any kind. Other than as described on Schedule 7(b)(i) Company has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. Except as set forth on Schedule 7(b)(i), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of Company Membership Interests by Company and there are no rights, subscriptions, warrants, options, securities (including convertible notes), conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Company any securities of Company of any kind. Except as set forth on Schedule 7(b)(i), there are no agreements or other obligations (contingent or otherwise) which may require Company to repurchase or otherwise acquire any of the Company Membership Interests.

ii. Schedule 7(b)(ii) contains a list of the names and addresses of the holders of record as of the date of this Agreement of all issued and outstanding Company Membership Interests and the percentage of the Company Membership Interests each of them holds.

iii. Company does not own and is not a party to any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity. To Company’s knowledge, except as set forth in the Company Charter Documents, there exist no voting trusts, proxies, or other contracts with respect to the voting of Company Membership Interests.

c. Authority.

i. Company has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary limited liability company action on the part of Company. No “control share acquisition”, state takeover statute or similar statute or regulation applies or purports to apply to Company with respect to this Agreement, the Merger or the transactions contemplated hereby or thereby.

ii. This Agreement has been duly executed and delivered by the Company and Sellers and, assuming the due authorization, execution and delivery by Parent and Buyer, constitutes the valid and binding obligation of the Company and Sellers, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company and Sellers does not, and the performance of this Agreement by the Company and Sellers will not (i) conflict with or violate the Company Charter Documents, (ii) subject to compliance with the requirements set forth in Section 2.(c)(iii) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or Sellers or by which its or any of its respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair or alter the rights of any party under, or to Sellers’ knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance (an “Encumbrance”) on any of the properties or assets of Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company is a party or by which Company or its or any of its respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or delay consummation of the Merger in any material respect or otherwise prevent Company or the Sellers from performing their obligations under this Agreement in any material respect.

iii. No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to Company in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of California Certificate of Merger with the Secretary of State of California and the Nevada Articles of Merger with the Secretary of State of Nevada, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

d.	Company Financial Statements. Attached as Schedule 7(d) are unaudited financial statements consisting of the balance sheets of Company for the years ended December 31, 2019 and December 31, 2020 and the three month period ended March 31, 2021 (the “Company Balance Sheet”) and the related statements of income for the years ended December 31, 2019 and December 31, 2020 and the three month period ended March 31, 2021 (together, including, in each case, any related notes thereto, the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the financial condition of Company as of the respective dates thereof and the results of its operations for the periods indicated. The “Company Balance Sheet Date” is March 31, 2021.

e.	Litigation. Except as disclosed on Schedule 7(e), there are no actions, suits, proceedings, orders, or investigations pending or, to the knowledge of Sellers, threatened against Company, at law or in equity, or before or by any federal, state, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

f.	No Brokers or Finders. There are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Sellers.

g.	Tax Matters.

i.	(1) Company has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (the “Company Returns”), required to be filed or sent by it in respect of any Taxes (as defined below) or required to be filed or sent by it to any taxing authority having jurisdiction; (2) all such Company Returns are complete and accurate in all material respects; (3) Company has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (4) Company has established on the Company Balance Sheet reserves that are adequate for the payment of any Taxes not yet due and payable; and (5) Company has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws). For purposes hereof, “Taxes” means (i) all U.S. federal, state, local or foreign taxes, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, exercise, severance, stamp occupation, property and estimated taxes, customs, duties, fees and charges or other assessments in the nature of a tax, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any government authority in connection with any item described in (i) or (ii) payable by reason of written agreement, assumption, successor or transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under applicable law) or otherwise.

ii.	There are no liens for Taxes upon any assets of Company, except liens for Taxes not yet due.

iii.	No deficiency for any Taxes has been proposed, asserted, or assessed against Company that has not been resolved and paid in full or is not being contested in good faith. Except as disclosed on Schedule 7(g)(iii), no waiver, extension or comparable consent given by Company regarding the application of the statute of limitations with respect to any Taxes or Company Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed on Schedule 7(g)(iii), there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Company Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Company by any Taxing authority regarding any such Tax audit or other proceeding, or, to the knowledge of the Sellers, is any such Tax audit or other proceeding threatened with regard to any Taxes or Company Returns.

iv.	Except as set forth on Schedule 7(g)(iv), Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Company not to be deductible (in whole or in part) under Section 280G of the Code. Company is not liable for Taxes of any other Person and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Company with respect to Taxes, other than ordinary commercial agreements the primary purpose of which is not the sharing of Tax. Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Company has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. Schedule 7(g)(iv) contains a list of all jurisdictions in which Company is required to file any Company Return and no claim has been made by a taxing authority in a jurisdiction where Company does not currently file Company Returns that Company is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Company. Company has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. Company is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state, or local income tax purposes. Company has not filed or been included in a combined, consolidated, or unitary Tax return (or the substantial equivalent thereof) of any Person.

v.	Company has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

vi.	Except as set forth on Schedule 7(g)(vi), Company has not requested any extension of time within which to file any Company Return, which return has not since been filed.

h. Contracts and Commitments.

i.	Schedule 7(h)(i) lists the following agreements, whether oral or written, to which Company is a party, which are currently in effect, and which relate to the operation of Company’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, (iv) equity purchase or profits interest plan; (v) contract for the employment of any officer, employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of Company Membership Interests or the election of managers of Company; (viii) promissory note, agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Company; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which Company is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000; (xi) lease or agreement under which Company is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $50,000; (xii) contract which prohibits Company from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Company in connection with the intellectual property rights listed on Schedule 7(q)(ii); (xiv) contract or commitment for capital expenditures in excess of $50,000; (xv) agreement for the sale of any capital asset; (xvi) non-compete agreements; or (xvi) any other agreement which is either material to Company’s business or was not entered into in the ordinary course of business.

ii.	To Company’s knowledge, except as disclosed on Schedule 7(h)(ii), Company has performed, in all material respects, the obligations required to be performed by it in connection with the contracts or commitments disclosed on Schedule 7(h)(i) and is not in receipt of any claim of default under any contract or commitment required to be disclosed on Schedule 7(h)(i); Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed on Schedule 7(h)(i); and Company has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed on Schedule 7(h)(i).

i. Compliance with Laws; Permits.

i.	Except for any noncompliance that would not reasonably be expected to have a Company Material Adverse Effect, Company and its officers, managers, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, food preparation, storage and delivery, minimum wages and overtime, unemployment and building and zoning codes, and no claims have been filed against Company, and Company has not received any written notice, alleging a violation of any such laws, regulations or other requirements. Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Parent after it acquires Company’s properties, assets, and business.

ii.	Company has, in full force and effect, all material licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety and food preparation, storage and delivery) necessary to conduct its business and operate its properties (collectively, the “Company Permits”), except for such Company Permits which would not, individually or in the aggregate, have a Company Material Adverse Effect. A true, correct, and complete list of all of the Company Permits is set forth on Schedule 7(i). To the knowledge of Company, Company has conducted its business in compliance with all material terms and conditions of the Company Permits, except for any noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.

j.	Affiliate Transactions. Except as set forth on Schedule 7(j), and other than pursuant to this Agreement, no officer, manager or employee of Company, or any member of the immediate family of any such officer, manager or employee, or any entity in which any of such Persons owns any beneficial interest in Company (collectively, the “Company Insiders”), has any agreement with Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Company (other than ownership of Company Membership Interests). Except as set forth on Schedule 7(j), Company is not indebted to any Company Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Company Insider is indebted to Company (except for cash advances for ordinary business expenses). None of the Company Insiders has any direct or indirect interest in any competitor, supplier, or customer of Company or in any Person from whom or to whom Company leases any property, or in any other Person with whom Company transacts business of any nature. For purposes of this Section 7(j), the members of the immediate family of an officer, manager or employee shall consist of the spouse, parents, children, and siblings of such officer, manager, or employee.

k.	Books and Records. The books of account, minute books, membership interest record books, and other similar records of Company, complete copies of which have been made available to the Parent, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

l.	Insurance. The insurance policies obtained and maintained by Company that are material to Company are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Company is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Company has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. A list of all insurance policies is contained on Schedule 7(l).

m.	No Undisclosed Liabilities. Company has no liabilities of the type required to be disclosed on a balance sheet in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) (whether accrued, absolute, contingent, unliquidated, or otherwise) except (a) those which are reflected in the Company Financial Statements or the related notes thereto, and (b) liabilities which have arisen since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and which are not material in amount.

n.	Absence of Certain Developments. Except as disclosed on Schedule 7(n), in the Company Financial Statements or as otherwise contemplated by this Agreement, since the Company Balance Sheet Date, Company has conducted its business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event that would have a Company Material Adverse Effect, (ii) any event that would reasonably be expected to prevent or materially delay the performance of Sellers’ obligations pursuant to this Agreement, (iii) any material change by Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the Company Membership Interests or any redemption, purchase or other acquisition of any of Company’s securities, (v) any material increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, profits interest (including, without limitation, the granting of profits interests, stock options, stock appreciation rights, performance awards or restricted stock awards), membership interest purchase or other employee benefit plan of Company, or any other material increase in the compensation payable or to become payable to any employees, officers, consultants or managers of Company, (vi) any issuance, grants or sale of any Company Membership Interests, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Company, (vii) any amendment to the Company Charter Documents, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by Company, (x) purchase, sale, assignment or transfer of any material assets by Company, (y) mortgage, pledge or existence of Encumbrance or charge on any material assets or properties, tangible or intangible, of Company, except for liens for taxes not yet due and such other Encumbrances or charges which do not, individually or in the aggregate, have a Company Material Adverse Effect, or (z) cancellation, compromise, release or waiver by Company of any rights of material value or any material debts or claims, (ix) any incurrence by Company of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice which do not exceed in the aggregate $25,000, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any material agreement, contract, lease or license to which Company is a party or by which it is bound, (xiii) entry by Company into a loan with any Person or a loan or other transaction with any officers, managers or employees of Company, (xiv) any charitable or other capital contribution by Company or pledge therefore, (xv) entry by Company into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by Company to do any of the things described in the preceding clauses (i) through (xvi).

o.	Employee Benefit Plans.

i.	Schedule 7(o)(i) lists all material (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of Company, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee or consultant (or any beneficiary thereof) of Company, in the case of a plan described in (i) or (ii) above, that is currently maintained by Company or with respect to which Company has an obligation to contribute or any other ongoing duty or obligation, and in the case of an agreement described in (iii) above, that is currently in effect (the “Company Plans”). Company has heretofore made available to the Parent true and complete copies of the Company Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

ii.	No Company Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) subject to Title IV of ERISA or Section 412 of the Code.

iii.	There is no proceeding pending or, to Company’s knowledge, threatened against the assets of any Company Plan or, with respect to any Company Plan, against Company other than proceedings that would not reasonably be expected to have a Company Material Adverse Effect, and to Company’s knowledge, there is no proceeding pending or threatened in writing against any fiduciary of any Company Plan other than proceedings that would not reasonably be expected to have a Company Material Adverse Effect.

iv.	Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

v.	Each of the Company Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

vi.	Except as set forth on Schedule 7(o)(vi) no manager, officer, or employee of Company will become entitled to retirement, severance, or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Company Plan solely as a result of consummation of the transactions contemplated by this Agreement.

p.	Employees.

i.	Schedule 7(p) lists the following information for each employee, officer and manager of Company as of the date of this Agreement, including each employee on leave of absence or layoff status: (1) name; (2) job title; (3) current annual base salary or annualized wages; (4) bonus compensation earned during Company’s last fiscal year; (5) vacation accrued and unused; (6) service credited for purposes of vesting and eligibility to participate under Company Plans; (7) entitlements to any bonus, wage increase, severance or overtime pay; (8) term of current employment agreement or designation as an employee at will; and (9) the Company Membership Interests beneficially owned by each such employee. Schedule 7(p) also lists the following information for each consultant, independent contractor, or other advisor of Company, as of the date of this Agreement: (x) name; (y) services performed during Company’s last fiscal year; and (z) compensation received from Company with respect to services performed during Company’s last fiscal year.

ii.	Except as otherwise set forth on Schedule 7(p), or as contemplated by this Agreement, to the knowledge of Company, (i) neither any executive employee of Company nor any other of Company’s employees has any plan to terminate his, her or its employment; (ii) Company has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against Company nor is Company aware of any facts that would give rise to such a claim; (iv) no employee of Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Company; and (v) no employee or former employee of Company has any claim with respect to any intellectual property rights of Company set forth on Schedule 7(p)ii).

q.	Intellectual Property.

i.	Except as set forth on Schedule 7(q)(i), to its knowledge, Company owns, or has valid and enforceable licenses to use, all of the following used in or necessary to conduct its business as currently conducted (collectively, the “Company Intellectual Property”):

1.	patents (including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing) (collectively, the “Patents”);

2.	registered and unregistered copyrights and copyright applications (collectively, the “Copyrights”);

3.	registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of like nature, together with all registrations and applications therefor (collectively, the “Trademarks”);

4.	trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable) (collectively, the “Know-How”); and

5.	software, other than “off-the-shelf” software (the “Software” and, together with the Patents, Copyrights, Trademarks, and Know-How, the “Intellectual Property”).

ii.	Set forth on Schedule 7(q)(ii) is a complete and accurate list of all material Patents, Trademarks, registered or material Copyrights and software owned or licensed by Company along with the jurisdictions in which they are registered. Schedule 7(q)(ii) sets forth a complete and accurate list of all Persons from whom or to whom Company licenses any material Intellectual Property, along with the amount of annual license fees.

iii.	Company is the sole and exclusive owner of the Company Intellectual Property it purports to own, free and clear of all Encumbrances, except for such Encumbrances which, individually or in the aggregate, would not have a Company Material Adverse Effect, and free of all licenses except those set forth on Schedule 7(q)(ii) and licenses relating to off-the-shelf software having a per-application acquisition price of less than $5,000. To Company’s knowledge, no Copyright registration, Trademark registration, or Patent set forth on Schedule 7(q)(ii) has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to Company’s knowledge, threatened opposition or cancellation proceeding in any country.

iv.	Except as set forth on Schedule 7(q)(iv) and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to Company’s knowledge, (1) neither the conduct of Company’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the Company Intellectual Property by any Person. Except as set forth on Schedule 7(q)(i) and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no claims pending or, to Sellers’ knowledge, threatened (1) alleging that Company’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, (2) alleging that the Company Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the Company Intellectual Property.

v.	Company has not entered into any material consent agreement, indemnification agreement, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Company Intellectual Property other than as part of the license agreements listed on Schedule 7(q)(ii).

vi.	Except as set forth on Schedule 7(q)(vi), Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the Company Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

vii.	Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License, or similar license arrangement.

viii.	Tax-Free Reorganization. Neither Model nor, to Sellers’ knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

ix.	Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Membership Interests is the only vote of the holders of any class or series of Company Membership Interests necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

r.	Bank Accounts. Schedule 7(r) a complete and correct list of all deposit accounts and safe deposit boxes of Company, all powers of attorney in connection with such accounts, and the names of all Persons authorized to draw thereon or to have access thereto.

s.	Environmental Matters. Company has not received any notice of any violation (or claimed violation) of any environmental laws from any Government Entity. Company’s operations follow all applicable environmental laws, including laws relating to the release, discharge, emission, storage, treatment, handling, or disposal of any hazardous, toxic, radioactive, infectious or harmful substances or materials, including asbestos and petroleum, including crude oil or any of its fractions or any material prohibited or regulated by any environmental law (collectively, “Hazardous Materials”). There has been no spill, leak, discharge, escape, leaching, dumping or release of Hazardous Materials at any property while Company has held leasehold title to such property, and Company has no knowledge of any such events occurring at such property prior to their leasing same. Company has or currently uses, stores, treats, disposes, or otherwise handles Hazardous Materials in compliance with all applicable environmental laws. To Company’s knowledge, no underground storage tanks are located at its premises.

t.	Accounts Receivable and Inventory. Except as set forth on Schedule 7(t), the accounts receivable of Company reflected on the Company Financial Statements (net of reserves reflected in the Company Financial Statements) are valid and genuine and arose from bona fide transactions in the ordinary course of business. Except as set forth on Schedule 7(t), all inventories of consumable items reflected in the Company Financial Statements do not include any items in any material amount that are obsolete or of a quantity or quality not usable in the ordinary course of business.

u.	Extent of Assets. The Company Financial Statements include, without limitation, all of the material real (immovable) and personal (movable) property, intangible (incorporeal) property, rights and other assets of every kind and nature whatsoever owned, leased, licensed or used by Company for the conduct of its business as currently conducted and as conducted during the past twelve (12) months (other than inventory sold in the ordinary course of business and the disposal of obsolete equipment in the ordinary course of business) (the “Assets”). The Assets constitute all the assets, properties, and rights necessary to design, produce, manufacture, market, sell and/or distribute Company’s products as currently conducted in its business. Immediately after the Effective Time, Company will own all right, title, and interest in or to, or have or control, any asset, property or other right used in connection with, related to or necessary to the conduct of, Company’s business. Except as set forth on Schedule 7(u), Company is the legal and beneficial owner or lessee, as the case may be, of the Assets free and clear of all Encumbrances.

v.	Customers and Suppliers. Schedule 7(v) indicates the value of goods and services (based on invoice price and calculated in a manner consistent with the Company Financial Statements) supplied to Company by the top ten (10) suppliers and vendors of goods and services to Company during the period from January 1, 2020 to March 31, 2021. Company has not received written or oral notice that any of the suppliers and vendors listed on Schedule 7(v) intends to cease selling or rendering services to, or dealing with, Company, nor does Company have any knowledge that leads it to believe that any such supplier or vendor intends to alter in any material respect the amount of sales or service or the extent of dealings with Company or would alter in any material respect its sales or service or dealings in the event of the consummation of the transactions contemplated hereby.

8. Representations and Warranties of Buyer Parties. Buyer Parties represent and warrant to Sellers as follows:

a.	Organization, Standing and Power. Parent and Buyer are corporations, duly incorporated, validly existing and in good standing under the laws of the state of Nevada. Each of Parent and Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on such entity.

b.	Authority.

i.	Each Buyer Party has all requisite corporate power and authority to enter into this Agreement and the documents contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer Parties. This Agreement and the documents contemplated hereby have been duly executed and delivered by Buyer and/or Parent, as applicable and constitute valid and binding obligations of Buyer Parties enforceable against them in accordance with their terms subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, and the relief of debtors, and (ii) the availability of specific performance, injunctive relief, and other equitable remedies.

ii.	The execution and delivery of this Agreement and the documents contemplated hereby by Parent and/or Buyer, as applicable, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of their respective organizational documents.

iii.	No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement and the documents contemplated hereby or the consummation of the transactions contemplated hereby or thereby, except for the filing of the California Certificate of Merger and Nevada Articles of Merger, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.

c.	Brokers or Finders. Neither Parent nor Buyer has incurred, and neither will incur, directly or indirectly, as a result of any action taken by Parent or Buyer, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Merger.

d.	Purchase Shares.

iv.	All of the Purchase Shares have been duly authorized, and are validly issued, fully paid and nonassessable. Upon delivery of the Purchase Shares to Sellers, the Sellers shall own all of the Purchase Shares, free and clear of all Encumbrances, other than as set forth in this Agreement, the Securities Act, or the securities laws of any state or other jurisdiction.

v.	All of the Purchase Shares were issued in compliance with applicable Laws. None of the Purchase Shares were issued in violation of any agreement or commitment to which Parent or Buyer is a party or is subject to or in violation of any preemptive or similar rights of any individual or entity.

e.	Independent Investigation. Buyer Parties conducted their own independent investigation, review, and analysis of the Company, and acknowledge that they have been provided adequate access to the properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer Parties acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied solely upon their own investigation and the express representations and warranties of Sellers set forth in Section 7 and elsewhere in this Agreement (including related portions of the disclosure schedules); and (b) neither Sellers nor any other individuals or entities have made any representation or warranty as to the Company or this Agreement, except as expressly set forth in this Agreement (including the related portions of the disclosure schedules).

f.	Accuracy of Statements. Neither this Agreement nor any statement or other information furnished by Buyer Parties to Sellers in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, not misleading.

9. Resignations. Each Seller hereby resigns from her position as manager of the Company and will not be a manager of the Surviving Entity.

10. Covenants of Buyer Parties.

a. Buyer Parties agree, unless Sellers otherwise agree in writing, that they shall obtain prior to Closing all necessary consents and approvals of all necessary persons to the performance by Buyer Parties of the Merger contemplated by this Agreement. Buyer Parties shall make all filings applications, statements and reports to all federal and state government agencies or entities which are required to be made prior to Closing by or on behalf of Buyer Parties pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.

11. Reserved.

12. Conditions Precedent to Obligations of Sellers. The obligations of the Company and Sellers under this Agreement are subject to the satisfaction of the following conditions on or before Closing unless waived in writing by the Sellers:

a. Accuracy of Representations and Warranties. The representations and warranties of Buyer Parties set forth in Section 8 hereof shall be true and correct in all material respects as of the date of this Agreement and as of Closing as though made on and as of Closing, except as otherwise specified by this Agreement.

b. Performance of Obligations of Buyer Parties. Buyer Parties shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them.

c. Consent or Settlement of Debts. The Company will either receive the consent required in connection with the Merger under the SBA Loan or Parent will pay the SBA Loan in full at Closing.

d. Tax Treatment. The Sellers shall receive such tax advice to the satisfaction of all Sellers that the receipt of the Purchase Shares will not be taxable to either Seller.

e. Delivery of Purchase Shares. Buyer Parties shall deliver to each Seller certificates, or evidence reasonably satisfactory to Sellers that the Purchase Shares have been issued to the Sellers in amounts described on the signature page hereto.

f. Buyer Party Consents. Buyer Parties will provide to Sellers true and complete copies of all resolutions adopted by the boards of directors of Parent and Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby.

g. Employment Agreements. Parent will deliver to Sellers the Employment Agreements, duly executed by Parent.

h. Spracklen Offer Letter. Parent will deliver to Sellers evidence of an offer of employment by the Surviving Entity of Spracklen and issuance of the Spracklen Shares as set forth in Section 4.d above.

i. Officer Appointments. Buyer Parties will provide evidence of appointment of Brysha as Chief Executive Officer and May as Chief Financial Officer of the Surviving Entity.

j. Other Documents. Buyer Parties will deliver to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

13. Conditions Precedent to Obligations of Buyer Parties. The obligations of Buyer Parties to perform under this Agreement are subject to the satisfaction of the following conditions on or before Closing unless waived in writing by Buyer Parties:

a. Accuracy of Representation and Warranties. The representations and warranties of the Sellers set forth in Section 7 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing date as though made on and as of Closing, except as otherwise specified by this Agreement.

b. Performance of Obligations of Sellers. Each Seller shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement required to be performed and complied with by them.

c. Bank Reserves. At Closing, the Company shall have no less than Seven Thousand Dollars ($7,000) in its bank account.

d. Company Consents. Sellers will provide to Buyer Parties true and complete copies of all resolutions adopted by the members and managers of the Company authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby.

e. Employment Agreements. Sellers will deliver to Parent the Employment Agreements duly executed by Sellers.

f. Other Documents. Sellers will deliver to Buyer Parties such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

14. Survival of Covenants, Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing until the date that is twelve months from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

15. Reserved.

16. Indemnification and Release.

a. Indemnification by Sellers. Subject to the terms and conditions of this Section 16, in consideration of Buyer Parties’ execution and performance of this Agreement, each of the Sellers, severally and not jointly (in accordance with their ownership percentages of the Company), hereby agrees to indemnify the Buyer Parties and their affiliates and subsidiaries, including, after the Effective Time, the Surviving Entity, and their respective directors, officers, employees, agents and representatives, and the successors and assigns of each of them (collectively, the “Buyer Indemnified Parties”) against, and hold Buyer Indemnified Parties harmless from and against any and all Losses incurred or sustained by, or imposed upon, such Buyer Indemnified Party arising out of, with respect to or by reason of:

i.	any misrepresentation or breach of any representation or warranty made by Sellers in this Agreement or any other certificate, instrument or document contemplated hereby; or

ii.	any breach or non-fulfillment of any covenant, obligation, or agreement to be performed by the Company or Sellers pursuant to this Agreement.

b. Indemnification by Buyer Parties. Subject to the other terms and conditions of this Section 16, in consideration of Sellers’ execution and performance of this Agreement, Parent and the Surviving Entity (after the Effective Time) shall indemnify each of the Sellers and their affiliates and their respective directors, officers, employees, agents and representatives, and the successors and assigns of each of them (collectively, the “Seller Indemnified Parties”), and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Seller Indemnified Party based upon, arising out of, with respect to or by reason of:

i.	any misrepresentation or breach of any representation or warranty made by Buyer Parties in this Agreement or any other certificate, instrument or document contemplated hereby;

ii.	any breach or non-fulfillment of any covenant, obligation, or agreement to be performed by the Buyer Parties pursuant to this Agreement; or

iii.	any claim by Spracklen or his affiliates or representatives that Spracklen has or had an ownership or other equity interest in, or is or was entitled to receive any ownership or other equity interest in, the Company, or otherwise relating to the agreement dated April 23, 2019 by and among Spracklen, Brysha and May (a “Spracklen Claim”).

c. Losses. For purposes of this Agreement, “Losses” means actual out-of-pocket losses, damages, liabilities, costs, or expenses, including reasonable attorneys’ fees.

d. Spracklen Claim. In the case of Parent and the Surviving Entity’s indemnification obligations pursuant to Section 16(b)(iii), to the extent possible, the indemnifying party will pay all Losses, including attorneys’ fees, directly to Spracklen or the applicable party, and Sellers will not be responsible for making direct payments and subsequently seeking indemnification from Parent and the Surviving Entity.

e. Limitations. Sellers’ indemnification obligations will be subject to the following limitations: (i) indemnification obligations pursuant to Section 16(a)(i) shall be capped for misrepresentations or breaches of any representation or warranty that is not “Fundamental” at $206,000.00, and for any representation or warranty that is “Fundamental” at $2,060,000.00; (ii) indemnification obligations pursuant to Section 16(a)(ii) shall be capped at $2,060,000.00; (ii) there shall be no indemnification cap on claims for fraud; and (iv) indemnification shall only be enforceable for such actions arising in the 12 months following execution of this Agreement.

f. Exclusive Remedy. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 16. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Section 16.

17. Notices. All notices, requests, demands, and other communications which are required or may be given under this Agreement shall be in writing, unless otherwise specified in this Agreement, and shall be deemed to have been duly given when delivered if delivered personally, when received by addressee if sent by certified mail, return receipt requested, postage prepaid, on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, in each case to the addresses set forth below:

If to Sellers:	Camille May
3004 Oakmont Boulevard
Austin, Texas 78703
Email: Camille.may1@gmail.com

Danika Brysha
3326 Remuda Trail
Las Vegas, Nevada 89146
Email: Danika.brysha@gmail.com

With a copy to:	Dwyer Murphy Calvert LLP
1301 West 25th Street, Suite 560
Austin, Texas 78705
Attn: Mary-Wommack Tatum
Email: mwtatum@dmc-law.com

If to Parent:	Home Bistro, Inc.
4014 Chase Avenue, #212
Miami Beach, FL 33140
Attn: Zalmi Duchman
Email: zalmi@homebistro.com

With a copy to:	Smith Eilers, PLLC
149 S. Lexington Ave.
Asheville, NC 28801
Attn: William Eilers
Email: william@smitheilers.com

or to such other addresses any party shall have specified by notice in writing to the other.

18. Applicable Law. The parties acknowledge and agree that any controversy or claim or litigation arising out of or relating to this Agreement shall be governed by and in accordance with the laws of the State of Nevada. In the event of litigation in a court of law, the parties hereby agree to submit to the jurisdiction of the United States District Court for State of Nevada applying Nevada law.

19. Attorney’s Fees. In any action or proceeding brought by any party against the other, the substantially prevailing party shall, in addition to other allowable costs, be entitled to an award of reasonable attorney’s fees.

20. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning and interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

22. Severability. In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

23. Entire Agreement/Amendment. This Agreement supersedes all previous Agreements between the parties herein and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.

24. Reserved.

25. Recitals. The Recitals are a material portion of this Agreement and are incorporated by reference herein.

THIS SPACE INTENTIONALLY BLANK SIGNATURE PAGE TO FOLLOW

[Signature page Model Meals LLC Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLERS:

Seller	% Held	Purchase Shares Received	Signature
Camille May	50%	1,004,155	/s/ Camille May
Danika Brysha	50%	1,004,155	/s/ Danika Brysha

TOTAL	100%	2,008,310

COMPANY:

Model Meals LLC

By:	/s/ Danika Brysha
Name:	Danika Brysha
Title:	Chief Executive Officer

BUYER:

Model Meals Acquisition Corp.

By:	/s/ Zalmi Duchman
Name:	Zalmi Duchman
Title:	President

PARENT:

Home Bistro, Inc.

By:	/s/ Zalmi Duchman
Name:	Zalmi Duchman
Title:	Chief Executive Officer

EXHIBIT A

Lock-up and Leak Out Agreement

[See attached.]

EXHIBIT B

Disclosure Schedules

[See attached.]